Exhibit 4.17

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED
FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Execution Copy

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is effective as of April 17, 2025 (the “Effective Date”) and is entered into by and between Galderma Holding SA, with an office at Avenue D’Ouchy 4, 1006 Lausanne, Switzerland (“Galderma”), and Sol-Gel Technologies Ltd., with a principal place of business at 7 Golda Meir St., Ness Ziona 7403620, Israel (“Sol-Gel”).  Each of Galderma and Sol-Gel is sometimes referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the License Agreements (as defined below).

RECITALS

A.
Galderma and Sol-Gel entered into (i) that certain License Agreement, made and entered as of June 25, 2021, whereby Sol-Gel granted Galderma certain license rights to commercialize the product Twyneo® (“Twyneo”) for the United States market (the “Twyneo Agreement”), and (b) that certain License Agreement, made and entered as of June 25, 2021, whereby Sol-Gel granted Galderma certain license rights to commercialize the product Epsolay® (“Epsolay”) for the United States market (the “Epsolay Agreement”, each a “License Agreement”, and collectively, the “License Agreements”).

B.
Sol-Gel approached Galderma about agreeing to terminate the License Agreements and, following discussions, the Parties wish to terminate the License Agreements effective as of the Effective Date and to set forth their mutual understanding as to the consequences of such termination and the Parties’ respective rights and obligations following such termination, all as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.          Termination of License Agreements.

1.1.          Subject to the terms and conditions of this Agreement, Galderma and Sol-Gel, effective as of the Effective Date, hereby terminate the License Agreements and the “Term” under each License Agreement shall end on the Effective Date. Except to the extent otherwise explicitly provided for herein, from and after termination, the rights and obligations of each Party under each of the License Agreements shall be governed by the provisions of Section 13.07 (Effect of Termination) and Section 13.08 (Survival; Accrued Rights) of each respective License Agreement.

1.2.          Notwithstanding anything to the contrary in the License Agreements, the following Sections within each License Agreement shall not survive termination of such License Agreement: Section 8.02 (Prosecution of Patent Rights), Section 8.03 (Enforcement), Section 8.04 (Defense of Third Party Infringement and Misappropriation Claims), Section 8.06 (Trademark Enforcement and Defense), Section 13.07(a)(iii) (Effect of Termination re inventory), Section 13.07(a)(vi) (Effect of Termination re manufacture) (with respect to the Epsolay Agreement only), and Section 13.08 (Survival; Accrued Rights), but only with respect to the following Section references: Section 8.02 (Prosecution of Patent Rights), Section 8.03 (Enforcement), Section 8.04 (Defense of Third Party Infringement and Misappropriation Claims), Section 8.06 (Trademark Enforcement and Defense), Section 13.07(a)(iii) (Effect of Termination re inventory), and, with respect to the Epsolay Agreement only, Section 13.07(a)(vi) (Effect of Termination re manufacture).

2.          Payments Owed to Sol-Gel

2.1.          Subject to the terms and conditions of this Agreement, Galderma and Sol-Gel agree that [***]shall make the payments set forth in Sections 2.1.1 and 2.1.2 below in full satisfaction of any and all remaining payment [***]owed of each respective License Agreement:

2.1.1.	with respect to the Twyneo Agreement, an amount equal to[***], [***]; and

2.1.2.	with respect to the Epsolay Agreement, an amount equal to[***].

3.          Sol-Gel’s Purchase of Galderma Inventory of Twyneo and Epsolay

3.1.          The Parties acknowledge and agree that Galderma has permitted Sol-Gel or its designee to, and that Sol-Gel has, inspected the inventory of Licensed Products located at [***] (the “Galderma Distribution Center”), and that there are [***] units of Twyneo and [***] units of Epsolay at the Galderma Distribution Center as of the Effective Date that [***].  Notwithstanding anything in Section 13.07(a)(iii) of each of the License Agreements, Sol-Gel will purchase from Galderma all of the Saleable Twyneo Product at a price equal to [***] per unit and all of the Saleable Epsolay Product at a price equal to [***] per unit (each, the “Inventory Purchase Price” for the applicable Licensed Product). The aggregate amount owed to Galderma by Sol-Gel for such inventory of Saleable Licensed Product pursuant to this Article 3, shall be [***] and is hereby referred to as the “Inventory Amount.”

3.2.          With respect to the Saleable Licensed Product, (a) [***] units of Saleable Twyneo Product and [***] units of Saleable Epsolay Product [***].

3.3.          From the Effective Date until the date that is [***]calendar days after the Effective Date (such period, the [***]), (a) Galderma shall continue the [***] and (b) Sol-Gel shall not, and shall not permit its designees or licensees to, [***].  Further, notwithstanding anything to the contrary in the License Agreements, Galderma shall not have any obligation to[***].

3.4.          All inventory of Licensed Products that are transferred to Sol-Gel (or its designee) pursuant to this Article 3 on or after the Effective Date, [***], shall be either (a) re-labeled by Sol-Gel or its designee (at Sol-Gel’s or its designee’s sole cost and expense), with such labels including a new National Drug Code number and no reference to Galderma, prior to sale by Sol-Gel or its designee or licensee; provided such re-labeled product may use the existing trade dress and colors but not any other Trademark of Galderma or (b) destroyed by Sol-Gel or its designee or licensee (at Sol-Gel’s or its designee’s or licensee’s sole cost and expense).

4.          Sol-Gel’s Purchase of [***].  Galderma and Sol-Gel agree that Sol-Gel will purchase from Galderma [***].

5.          Prorated Share of [***]to Supplier.  Galderma and Sol-Gel agree that[***] (as defined in the Twyneo Supply Agreement) that [***].

6.          Payments. The payments of the [***]will be set off against each other, such that a single payment shall be made by [***]to [***] in the amount of [***], and such payment shall be made within [***]days of the Effective Date.

7.          Other Rights and Obligations

7.1.
Subject to the terms and conditions of this Agreement, Galderma shall be permitted to continue and to complete the sale of any units of Licensed Product (including to or by pharmacies) that have already left Galderma’s third-party wholesaler’s possession as of the end of the Continued Sales Period (the “In-Process Sales”).

7.2.
Galderma shall continue to pay royalties to Sol-Gel on sales of Licensed Product that left the Galderma Distribution Center prior to the Effective Date at the rates specified in the respective License Agreements. Such royalty payments shall be made in accordance with the payment terms and timelines set forth in the respective License Agreements.  For the avoidance of doubt, Galderma shall not have any obligation to pay royalties to Sol-Gel on any [***].

7.3.
Galderma shall [***]. Additionally, Galderma shall (a) prepare the [***]and (b) prepare the[***]; provided, that the submission of the foregoing documents to regulatory authorities will be done by the Party then the holder of the applicable Regulatory Approvals. Each Party shall, and shall cause its designees or licensees (as applicable) to, cooperate with the other Party or its designee or licensee as reasonably necessary to ensure ongoing compliance with all regulatory and safety obligations with respect to the products described in this Section 7.3.

7.4.
Notwithstanding anything to the contrary in the License Agreements (including Section 13.07(a)(i) of each of the License Agreements), until (a) all sales of [***]have been completed, and (b) all sales-supporting services related to the sales described in clause (a) have been performed, Galderma shall be permitted to continue exercising all licenses granted in the applicable License Agreement by Sol-Gel to Galderma on a non-exclusive basis to the extent necessary to complete such sales or services.

8.          Assignments and Transfers

8.1.
Notwithstanding anything to the contrary in Section 13.07(a)(ii) of each of the License Agreements, by the Effective Date, or as promptly as practicable after the Effective Date, Galderma shall, or shall cause its Affiliates and sublicensees to, if applicable, assign and transfer to Sol-Gel the title and ownership rights of the Websites and all Galderma Product Data (including relevant Medical Affairs material), Regulatory Approvals, Regulatory Documents, promotional material, and Trademarks in its Control relating to the Licensed Product in the Territory including filing the necessary letter and FDA forms required under 21 CFR 314.72 to transfer the Regulatory Approvals to Sol-Gel or its designee or licensee; provided, that Galderma and its Affiliates shall not be required to assign or transfer any National Drug Codes (“NDCs”), or any other regulatory items that are linked to NDCs (e.g., Medication Registrations issued by regulatory authorities in Puerto Rico), to Sol-Gel, and Galderma shall continue to be responsible for performing regulatory activities required of the owner of such NDCs.

8.2.
Notwithstanding anything to the contrary in Section 13.07(a)(iv) of each of the License Agreements, the Parties agree that (a) with respect to the Twyneo Supply Agreement, Galderma shall not take any action to transfer or assign such agreement to Sol-Gel or its designee, and that such agreement will, by its terms, continue from and after the Effective Date between Sol-Gel and Douglas (and Galderma and its Affiliates shall cease to be a party thereto as of the Effective Date), and (b) with respect to the Manufacturing and Supply Agreement, dated June 25, 2021, between Galderma S.A. and Groupe Parima Inc. (the “Epsolay Supply Agreement”), Galderma shall cause Galderma S.A., subject to and conditioned upon Groupe Parima Inc.’s consent and cooperation, assign all of its rights and obligations under the Epsolay Supply Agreement to Sol-Gel. [***].

8.3.
To the extent Galderma or its Affiliates transfer any promotional or scientific materials or the Websites to Sol-Gel or its designee or licensee in connection with the termination of the License Agreements, neither Galderma nor any of its Affiliates makes any representations or warranties regarding such materials or Websites, including whether they are fit for any use or purpose, and Sol-Gel, on behalf of itself and each of its Releasors (as defined below), hereby irrevocably and unconditionally releases all Galderma Releasees (as defined below) from any and all Claims (as defined below) arising out of or relating to Sol-Gel’s or its designee’s or licensee’s use of such materials or Websites.

9.          Mutual Release.  Effective for all purposes, as of the Effective Date, each Party acknowledges and agrees on behalf of itself and on behalf of each of its past, present, or future agents, trustees, directors, managers, officers, affiliates, subsidiaries, representatives, transferees, licensees, successors, and assigns (each Party and each such other person or entity, a “Releasor”) as follows:

9.1.          Each Releasor hereby irrevocably and unconditionally releases the other Party and each of its past, present, or future agents, trustees, directors, managers, officers, affiliates, subsidiaries, representatives, transferees, licensees, successors, and assigns (each, a “Releasee”) from any and all past, present, or future charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, arising out of or related to either of the License Agreements (each a “Claim”, and collectively “Claims”), with the exception of [***].

9.2.          Each Party acknowledges that it or other Releasors may hereafter discover facts in addition to or different from those that it or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is each Party’s intention, including on behalf of each Releasor, to fully and finally and forever settle and release any and all Claims that do now exist, may exist, or heretofore have existed between Releasor and any of the Releasees with respect to the subject matter of this release.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases of the Claims, notwithstanding the discovery or existence of any such additional or different facts.

9.3.          Each Party agrees and acknowledges that nothing in this Agreement, and no act of any Party, shall be treated in any way as an admission of liability as to any claim, contention, or cause of action.

9.4.          For clarity, no Party releases any obligations under this Agreement.

10.          Publicity and Press Releases.  Neither Party shall issue any public announcement, press release, or other public disclosure regarding the License Agreements, this Agreement, or the subject matter of either without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable law or the rules of a stock exchange on which the securities of the disclosing Party or its Affiliate are listed or are proposed to be listed, or is otherwise expressly permitted in accordance with ARTICLE XI (Confidentiality) of the License Agreements. In the event a Party is, in the opinion of its counsel, required by applicable law or the rules of a stock exchange on which its or its Affiliate’s securities are listed or are proposed to be listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than five (5) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and shall consider in good faith any such comments.

11.          Use of Name in Announcements.  Neither Party will use the name, trade name, service marks, trademarks, trade dress, or logos of the other Party (or any of its Affiliates) for any external uses, including in any press releases, advertising, public announcement, or any other publication, without the other Party’s prior written consent in each instance.

12.          Confidentiality of Terms.  This Agreement shall be maintained in confidence by each Party and shall not be disclosed by any Party to any third party; provided that a Party may provide a copy of this Agreement to the following persons and/or entities who are under obligations of confidentiality substantially similar to those set forth in the License Agreements: potential acquirers, merger partners, or investors and to their employees, agents, attorneys, investment bankers, financial advisors, auditors and other third parties in connection with the due diligence review of that Party.  A Party may also provide a copy of this Agreement in confidence to its outside accounting firm, auditors, and legal advisors.  If this Agreement is required to be disclosed by a Party pursuant to law or a governmental authority, including pursuant to a valid and effective subpoena or court order, such Party may disclose this Agreement to the extent required provided that it promptly notifies the other Party of the disclosure and reasonably cooperates with the other Party’s efforts to resist or narrow the disclosure (including to obtain an order or other reliable assurance that the Agreement will kept secret) at the other Party’s request and expense.

13.          Miscellaneous.

13.1.          Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments, and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, as any other Party may at any time and from time to time reasonably request in connection with this Agreement, or to carry out more effectively the provisions and purposes of this Agreement.

13.2.          Governing Law; Jurisdiction.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles.  Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, or related matters will be brought exclusively in the courts located in the state courts of the State of New York in the Borough of Manhattan and the United States District Court for the Southern District of New York. All Parties consent to the exclusive jurisdiction of those courts and waive any objection to the propriety or convenience of such venues.

13.3.          Entire Agreement; Modification.  This Agreement, and the terms of the License Agreements that survive and/or are modified as specified in this Agreement, collectively constitute the complete and exclusive agreement and supersede all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

13.4.          Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.5.          Assignment.  No rights hereunder may be assigned by either Party, directly or by merger or other operation of law, without the express written consent of the other Party; provided that either Party may assign this Agreement to an Affiliate or in connection with a merger, acquisition, change of control, or sale of all or substantially all of its stock or the assets to which this Agreement relates without any such written consent being required, so long as (i) the assignee is bound to the terms of this Agreement and (ii), if the assignee is an Affiliate, the assignor is joint and severally liable with such assignee for all obligations and liability in connection with this Agreement.  Any prohibited assignment of this Agreement or the rights hereunder will be null and void.  No assignment will relieve either Party of responsibility for the performance of any obligations which accrued prior to such assignment.

13.6.          No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any person or entity other than the Parties and their successors and permitted assigns, and no third party may enforce its terms against any Party.

13.7.          Severability.  If, for any reason, any provision of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining provisions of this Agreement.  All remaining provisions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal provision.

13.8.          Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by internationally recognized express courier or delivery service, or sent by email, and in each case addressed as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Sol-Gel:

Sol-Gel Technologies Ltd. 7 Golda Meir St.
Ness Ziona 7403620 Israel
Attention: Eyal Ben-Or
Email: [***]

and a copy to (which will not constitute notice):

Tami Fishman Jutkowitz
[***]
and a copy to (which will not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
919 Third Avenue
New York, NY 10022
Attention: Cheryl V. Reicin
E-mail:           [***]

If to Galderma:

Galderma SA
Avenue D’Ouchy 4
1006 Lausanne Switzerland
Attn: General Counsel

and a copy to (which will not constitute notice):

[***]

[***]Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier, or (c) on receipt if sent by email.

13.9.          Interpretation.  The headings preceding the text of the sections, subsections, and paragraphs in this Agreement are used solely for convenience and ease of reference only and shall not constitute any part of this Agreement, nor have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The words “include”, “including” and similar words means including without limitation and without limiting the generality of any description preceding such term.  The words “herein,” “hereof,” and “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in English and the English language shall control its interpretation.  All notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.  The word “or” is used in the inclusive sense to mean one or more.

13.10.          Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument.  Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail.  PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

13.11.          Construction.  This Agreement has been prepared, examined, negotiated, and revised by each Party and their respective attorneys, and no implication will be drawn and no provision will be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.12.          Representations and Warranties.  Each Party hereby represents and warrants that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its term.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

GALDERMA HOLDING SA

By:	/s/ Thomas Dittrich
Name:	Thomas Dittrich
Title:	Chief Financial Officer

By:	/s/ Nakisa Serry
Name:	Nakisa Serry
Title:	General Counsel & Chief Compliance Officer

SOL-GEL TECHNOLOGIES LTD.

By:	/s/ Eyal Ben-Or
Name:	Eyal Ben-Or
Title:	Chief Financial Officer

Schedule A

Inventory Expiry Dates

[***]